As filed with the Securities and Exchange Commission on September 20, 2017
Registration No. 333-220234

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sol-Gel Technologies Ltd.
(Exact Name of Registrant as Specified in its Charter)

State of Israel	2834	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Sol-Gel Technologies Ltd.
7 Golda Meir St., Weizmann Science Park
Ness Ziona, 7403650, Israel
Tel: +972-8-931-3433
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.
10 E. 40th Street, 10th floor
New York, NY 10016
Telephone No.: +1 800 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Joshua G. Kiernan Nathan Ajiashvili Latham & Watkins LLP 885 Third Avenue New York, NY 10022 Tel: +1 212 906 1200 Fax: +1 212 751 4864	Gene Kleinhendler Perry Wildes Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. One Azrieli Center Tel Aviv 670201, Israel Tel: +972 3 607 4444 Fax: +972 3 607 4470	Eric W. Blanchard Brian K. Rosenzweig Matthew T. Gehl Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, NY 10018-1405 Tel: +1 212 841 1000 Fax: +1 212 841 1010	Chaim Friedland Ari Fried Gornitzky & Co. Zion House 45 Rothschild Blvd. Tel Aviv 6578403, Israel Tel: +972 3 710 9191 Fax: +972 3 560 6555
Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

Explanatory Note
The sole purpose of this Amendment No. 2 to the Registration Statement on Form F-1 is to amend Part II and the exhibit index of the Registration Statement and to submit Exhibits 3.3, 4.1, 10.1, 10.3 and 10.5. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, the exhibit index and the filed exhibits. No changes are being made to the prospectus and, therefore, the prospectus has been omitted from this filing.

Part II
Information Not Required in Prospectus
Item 6.   Indemnification of Office Holders (including Directors).
Under the Companies Law, a company may not exculpate an office holder from liability for a breach of a fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. The company may not exculpate in advance a director from liability arising due to the breach of his or her duty or care in the event of a prohibited dividend or distribution to shareholders.
Under the Companies Law and the Israeli Securities Law, 5728-1968, or the Securities Law, a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:
•
a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

•
a monetary liability imposed on the office holder in favor of all the injured parties by the breach in an Administrative Procedure (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

•
expenses expended by the office holder with respect to an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees; and

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent.

•
Any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.
Under the Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:
•
a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•
a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

•
a monetary liability imposed on the office holder in favor of a third party;

•
a monetary liability imposed on the office holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and

•
expenses incurred by an office holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:
•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•
a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•
an act or omission committed with intent to derive illegal personal benefit; or

•
a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which controlling shareholders have a personal interest, also by the shareholders.
Our amended and restated articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this registration statement, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.
We have entered into agreements with each of our current office holders exculpating them from a breach of their duty of care to us to the fullest extent permitted by law, subject to limited exceptions, and undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including, with respect to liabilities resulting from this offering, to the extent that these liabilities are not covered by insurance. This indemnification is limited, with respect to any monetary liability imposed in favor of a third party, to events determined as foreseeable by the board of directors based on our activities. The maximum aggregate amount of indemnification that we may pay to our office holders based on such indemnification agreement is the greater of (1) 25% of our shareholders’ equity pursuant to our audited consolidated financial statements for the year preceding the year in which the event in connection of which indemnification is sought occurred, and (2) $40 million (as may be increased from time to time by shareholders’ approval).

Such indemnification amounts are in addition to any insurance amounts. Each office holder who agrees to receive this letter of indemnification also gives his approval to the termination of all previous letters of indemnification that we have provided to him or her in the past, if any. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.
Item 7.   Recent Sales of Unregistered Securities.
In August 2014, we issued a total of 3,388,359 ordinary shares to Arkin Dermatology in connection with the conversion of outstanding preferred shares into ordinary shares following the execution of the Purchase Agreement. In connection with the foregoing conversion, the par value of the ordinary shares (in the amount of approximately $80) was paid.
In August 2017, we issued one ordinary share to Arkin Dermatology in connection with the transfer of an in-process research and development generic product candidate.
All of the foregoing issuances were made outside of the United States pursuant to Regulation S or to U.S. entities pursuant to Section 4(a)(2) of the Securities Act.
Item 8.   Exhibits and Financial Statement Schedules.
(a)
Exhibits. See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)
Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 9.   Undertakings.
a.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

b.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

c.
The undersigned registrant hereby undertakes that:

1.
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ness Ziona, State of Israel on September 20, 2017.
Sol-Gel Technologies Ltd.
By:	/s/ Alon Seri-Levy
Name: Alon Seri-Levy
Title: Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signatures	Title	Date
/s/ Alon Seri-Levy Alon Seri-Levy	Chief Executive Officer	September 20, 2017
* Gilad Mamlok	Chief Financial Officer	September 20, 2017
* Moshe Arkin	Director	September 20, 2017
*By /s/ Alon Seri-Levy Alon Seri-Levy Attorney-in-fact

Signature of authorized representative in the United States
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative has signed this registration statement on Form F-1 on this 20th day of September, 2017.
By:	/s/ Colleen A. DeVries
Name: Colleen A. DeVries
Title: Senior Vice-President on behalf of Cogency Global Inc.

EXHIBIT INDEX
Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
3.1*	Amended and Restated Memorandum of Association of the Registrant.
3.2**	Articles of Association of the Registrant (currently in effect).
3.3	Form of Amended and Restated Articles of Association of the Registrant to become effective in connection with this offering.
4.1	Form of Specimen Share Certificate.
5.1*	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Israeli counsel to the Registrant, as to the validity of the ordinary shares.
10.1#	Form of Amended and Restated 2014 Share Incentive Plan.
10.2*	Form of Registration Rights Agreement.
10.3+	Development, Manufacturing and Commercialization Agreement between Perrigo UK Finco Limited Partnership and Sol-Gel Technologies Ltd., dated as of April 27, 2015.
10.4+**	Amendment to the Development, Manufacturing and Commercialization Agreement between the Registrant and Perrigo UK Finco Limited Partnership, dated as of October 26, 2015.
10.5	Form of Indemnification Agreement.
10.6#*	Compensation Policy.
10.7∞**	Lease Agreement by and between the Registrant and Rachel Zacks, dated as of October 10, 2007.
10.8∞**	Lease Agreement by and between the Registrant and Rachel Zacks, dated as of September 29, 2014.
10.9∞**	Lease Agreement by and between the Registrant and Rachel Zacks, dated as of March 30, 2016.
10.10∞**	Lease Agreement by and between the Registrant and Rachel Zacks, dated as of September 20, 2016.
10.11∞**	Lease Agreement by and between the Registrant and Rachel Zacks, dated as of January 30, 2017.
10.12**	Promissory Note by and between the Registrant and Moshe Arkin, dated as of August 2, 2016.
10.13**	Schedule A, as amended, of Promissory Note by and between the Registrant and Moshe Arkin, dated as of June 28, 2017.
10.14**	Instrument of Conversion of Promissory Note by and between the Registrant and Moshe Arkin, dated as of August 22, 2017.
10.15**	Assignment Agreement between the Registrant and Medicis Pharmaceutical Corporation, dated August 16, 2013.
23.1	Consent of Kesselman and Kesselman, Member Firm of PricewaterhouseCoopers International Limited.
23.2*	Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Israeli counsel to the Registrant (included in Exhibit 5.1).
24.1**	Power of Attorney (included in the signature page of the Registration Statement).

Exhibit No.	Description
99.1**	Consent of director nominee.
99.2**	Consent of director nominee.
99.3**	Consent of director nominee.
99.4**	Consent of director nominee.
99.5**	Consent of director nominee.
99.6**	Consent of director nominee.

*
To be filed by amendment

**
Previously filed

∞
Informal English translation of the original Hebrew document

+
Confidential treatment to be requested

#
Indicates management contract or compensatory plan